Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of our reports dated June 5, 2013, relating to the consolidated financial statements of ePlus inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such registration statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

McLean, Virginia
January 21, 2014